Exhibit 10.1

FORM OF

BELO AMENDED AND RESTATED

2004 EXECUTIVE COMPENSATION PLAN

AWARD NOTIFICATION

(for Employee Awards)

Participant:

Date of Grant:

Under the terms of the Belo Amended and Restated 2004 Executive Compensation Plan (the “Plan”), you have been granted the following awards. All awards are effective on the Date of Grant set forth above and are subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference. Your long-term incentive awards are described below.

1.	Performance-Related Restricted Stock Units (RSUs)*

No. of RSUs to be earned:

Target level of performance:

Minimum level of performance: Below minimum level of performance: None

Maximum level of performance:

Except as provided below with respect to a Change in Control, no RSUs are considered earned prior to the end of the performance period.

Performance period:	January 1, [grant date year] through December 31, [grant date year plus one]

Performance measures:	Belo Corp. Consolidated Earnings Before Interest, Taxes, Depreciation, Amortization and other income/expense for the two-year period ending December 31, [grant date year plus one]

Vesting date:	Earned RSUs vest 100% on the later of February 15, [grant date year plus two] or the date of the annual earnings release in [grant date year plus two] for the year ending December 31, [grant date year plus one]

Payment date:	Within 10 business days after the Vesting date, and in no event later than March 15, [grant date year plus two]

Form of payment:	60% in shares of Belo Series A Common Stock; 40% in cash

Your right, if any, to payment with respect to your performance-related RSUs upon your termination of employment prior to the Vesting date is set forth in the termination guidelines attached as Appendix A to this Award Notification.

*	RSUs are referred to in the Plan as “Deferred Shares.”

2.	Time-Based RSUs

No. of RSUs:

Vesting date:	100% on the later of February 15, [grant date year plus three] or the date in [grant date year plus three] of the annual earnings release for the year ending December 31, [grant date year plus two]

Payment date:	Within 10 business days following the Vesting date

Form of payment:	60% in shares of Belo Series A Common Stock; 40% in cash

Your right, if any, to payment with respect to your time-based RSUs upon your termination of employment prior to the Vesting date is set forth in the termination guidelines attached as Appendix A to this Award Notification.

3.	Change in Control

In the event of a Change in Control as defined in the Plan, [(i) all unvested stock options will vest and become exercisable immediately and (ii)] all RSUs will vest immediately, with performance-related RSUs vesting at the higher of target or actual results if the Change in Control occurs during the performance period. Vested RSUs will be paid as soon as practicable following the date of the Change in Control.

4.	Section 409A Payment Rules

Notwithstanding the general payment rules described in this Award Notification, including Appendix A, if the Company makes a good faith determination that a payment (i) constitutes a payment of deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guideline thereunder (“Section 409A”), (ii) is made to you by reason of your separation from service within the meaning of Section 409A, and (iii) at the time such payment would otherwise be made you are a specified employee within the meaning of Section 409A (using the identification methodology selected by the Company from time to time), the payment will be delayed until six months after your separation from service (or until your death, if earlier). Furthermore, if your RSUs are no longer subject to a substantial risk of forfeiture prior to a Change in Control, and the Change in Control does not constitute a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 409A), the payment date will be determined without regard to the occurrence of the Change in Control. Each payment hereunder will be considered, and is hereby designated as, a separate payment for purposes of Section 409A. It is the Company’s intention that this award will either be exempt from, or will satisfy the requirements of, Section 409A, and this Award Notification will be construed in a manner to give effect to such intention.

If you have any questions concerning this award, please contact Elaine Parham at (214) 977-6644.

Belo Amended and Restated

2004 Executive Compensation Plan

Award Notification

Appendix A

Termination Guidelines for Stock Options and Restricted Stock Units

The following guidelines will determine the effect of a Participant’s termination of employment on the Participant’s outstanding stock options and restricted stock units (RSUs). For purposes of these Guidelines, a year of service will be determined in the same manner as a year of service under the Belo Savings Plan as amended from time to time.

Termination Reason	Stock Options	Time-Based RSUs	Performance-Related RSUs
Voluntary resignation	All options, unvested and vested, are forfeited immediately	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately

Discharge for cause [1]	All options, unvested and vested, are forfeited immediately	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately

RSUs still subject to performance goals (i.e., if termination occurs before end of performance period) are forfeited immediately.

Retirement[2], Death or Long-Term Disability	Vesting is accelerated and options remain exercisable for original term of the option.	RSUs fully vest immediately and are paid as soon as practicable.	RSUs earned (i.e., termination occurs after performance period) become fully vested immediately and are paid as soon as practicable, but not later than the payment date for active employees.
1	Cause is determined by the Compensation Committee.
2	Retirement is defined as termination of employment (other than discharge for cause) after reaching at least age 55 with 3 or more years of service.

Belo Amended and Restated

2004 Executive Compensation Plan

Award Notification

Appendix A

Termination Guidelines for Stock Options and Restricted Stock Units

Termination Reason: Discharge without cause	Stock Options	Time-Based RSUs	Performance-Related RSUs
Executive officers, general managers and head of operating unit	Unvested options are forfeited immediately. Vested options remain exercisable for one year from date of termination, or until expiration of the option, if earlier.	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately

Participants with 10 or more years of service	Unvested options are forfeited immediately. Vested options remain exercisable for one year from date of termination, or until expiration of the option, if earlier.	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately

Participants with more than 5 but less than 10 years of service	Unvested options are forfeited immediately. Vested options remain exercisable for six months from date of termination, or until expiration of the option, if earlier.	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately

Participants with 5 or fewer years of service	Unvested options are forfeited immediately. Vested options remain exercisable for three months from date of termination, or until expiration of the option, if earlier.	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately